                                                                    Exhibit 99.1

NEWS RELEASE                     NEWS RELEASE                       NEWS RELEASE

                                     SUMMARY:
                                     United Capital Corp.
                                     Reports Fourth Quarter and Year End Results

                                     COMPANY CONTACT:
                                     Anthony J. Miceli
                                     Chief Financial Officer
                                     (516) 466-6464

FOR IMMEDIATE RELEASE
---------------------

GREAT NECK, New York, February 20, 2007... United Capital Corp. (AMEX:AFP) today reported results for the fourth quarter and year ended December 31, 2006.

Net income increased 68% to $4.6 million or $.56 per basic share, for the quarter ended December 31, 2006, compared to net income of $2.8 million or $.32 per basic share for the same period in 2005. For the three months ended December
31, 2006, total revenues were $15.8 million, an increase of $1.6 million or 11%, from that reported for the three months ended December 31, 2005. Income from continuing operations was $4.6 million for the quarter versus $2.6 million for the last quarter of 2005, representing a 77% increase over the prior year period.

For the year ended December 31, 2006, net income was $30.6 million or $3.68 per basic share versus $14.6 million or $1.64 per basic share for the year ended
December 31, 2005. Total revenues for the current year were $65.4 million as compared to $60.1 million for the year ended December 31, 2005.

The results of the current year were favorably impacted by the reversal of approximately $17 million in long-term and deferred income tax liabilities related to certain tax matters for which the statue of limitations has expired.

In addition, the Company recorded a pre-tax charge of $807,000 during 2006 related to the adoption of SFAS No. 123R, "Share-Based Payments," which requires the measurement of stock-based compensation using a fair value method to be expensed in the financial statements.

"This is a very exciting time for our Company as well as for our stockholders,"
stated A.F. Petrocelli, Chairman of United Capital Corp. "The Company's stock ended the year at $29.53, an increase of over 19% from the beginning of the year, and is currently trading over $30 per share."

At December 31, 2006, United Capital ended the year with more than $139 million or almost $17 per outstanding share in cash and marketable securities, working capital of over $140 million and stockholders' equity in excess of $21.50 per outstanding share.

Certain statements in this press release and other statements made by the
Company or its representatives that are not strictly historical facts are
"forward-looking" statements within the meaning of the Private Securities
Litigation Reform Act of 1995 that should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. The forward-looking statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the actual results, performance and/or achievements of the Company to differ materially from any future results, performance or achievements, expressed or implied, by the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, and that in light of the significant uncertainties inherent in forward-looking statements, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved. The Company also assumes no obligation to publicly update or revise its forward-looking statements or to advise of changes in the assumptions and factors on which they are based. See our 2005 Annual Report on Form 10-K for a discussion of risk factors that could impact our future financial performance and/or cause actual results to differ significantly from those expressed or implied by such statements.

United Capital Corp. and its subsidiaries own and manage real estate and hotel properties and provide engineered products to industrial and automotive markets worldwide.

***

TABLE FOLLOWS

                               UNITED CAPITAL CORP. AND SUBSIDIARIES

                                 CONSOLIDATED FINANCIAL HIGHLIGHTS
                               (In thousands, except per share data)

                                                Three Months Ended              Year Ended
                                                   December 31,                December 31,
                                            --------------------------- --------------------------
                                                2006          2005          2006          2005
                                            ------------  ------------  ------------  ------------
                                             (Unaudited)   (Unaudited)   (Unaudited)

REVENUES                                      $ 15,823      $ 14,213      $ 65,368      $ 60,107
                                              ========      ========      ========      ========
Operating income                              $  3,087      $  2,560      $ 11,138      $ 11,244
                                              ========      ========      ========      ========
Other income                                  $  4,099      $  2,041      $  8,538      $  9,802
                                              ========      ========      ========      ========
Income from continuing operations
  before income taxes                         $  7,186      $  4,601      $ 19,676      $ 21,046
                                              ========      ========      ========      ========
Provision (benefit) for income taxes          $  2,609      $  2,008      $(10,375)     $  7,770
                                              ========      ========      ========      ========
Income from continuing operations             $  4,577      $  2,593      $ 30,051      $ 13,276
                                              ========      ========      ========      ========
Income from discontinued operations           $     70      $    181      $    509      $  1,320
                                              ========      ========      ========      ========
NET INCOME                                    $  4,647      $  2,774      $ 30,560      $ 14,596
                                              ========      ========      ========      ========

BASIC EARNINGS PER SHARE:
  Income from continuing operations           $    .55      $    .30      $   3.62      $   1.49
  Income from discontinued operations              .01           .02           .06           .15
                                              --------      --------      --------      --------
  Net income per share                        $    .56      $    .32      $   3.68      $   1.64
                                              ========      ========      ========      ========

DILUTED EARNINGS PER SHARE:
  Income from continuing operations           $    .44      $    .24      $   2.94      $   1.23
  Income from discontinued operations              .01           .02           .05           .12
                                              --------      --------      --------      --------
  Net income per share assuming dilution      $    .45      $    .26      $   2.99      $   1.35
                                              ========      ========      ========      ========

WEIGHTED AVERAGE SHARES:
  Basic                                          8,278         8,737         8,299         8,908
                                              ========      ========      ========      ========
  Diluted                                       10,306        10,576        10,217        10,778
                                              ========      ========      ========      ========